EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement on Form F-4 of Alcatel Lucent, as amended (File No. 333-133919), of our report dated June 24, 2011, with respect to the financial statements and schedule of Alcatel-Lucent Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP
New York, NY
June 24, 2011